UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☒

Check the appropriate box:
☐     Preliminary Proxy Statement.
☐     Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☐     Definitive Proxy Statement.
☒     Definitive Additional Materials.
☐      Soliciting Material Pursuant to Rule 14a-12.

ONEOK PARTNERS, L.P.
(Name of Registrant as Specified In Its Partnership Agreement)

ONEOK PARTNERS GP, L.L.C.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

______________________.

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☐	Fee paid previously with preliminary materials.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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April 27, 2007

IMPORTANT INFORMATION
YOUR ASSISTANCE IS REQUESTED

To Brokers/Financial Advisors/Custodians:

We are writing to keep you informed and to request your assistance with regard to the Special Meeting of Common Unitholders of ONEOK Partners, L.P. (Ticker: OKS, CUSIP 68268N 103), which has been adjourned on the Amendment Proposal (Proposal 2) to Thursday, May 10, 2007.

The vote of all of our Common Unitholders is crucial in achieving the two-thirds approval needed to adopt the Amendment Proposal. We ask your continued cooperation in encouraging your clients to vote their Common Units. Attached for your convenience is another copy of our recent letter dated April 17, 2007, including common questions and answers on the reverse side.

If the Amendment Proposal is not adopted by Common Unitholders on May 10, 2007, distributions to Common Unitholders may be reduced. Increased distributions to the holder of Class B Units equal to 110% of the distributions due to Common Unitholders became effective as of April 7, 2007. These increased distributions may reduce distributions to holders of Common Units. IF THE COMMON UNITHOLDERS APPROVE THE AMENDMENT PROPOSAL ON MAY 10TH, THE ENHANCED DISTRIBUTION RIGHT FOR THE CLASS B UNITHOLDER WILL BE ELIMINATED AFTER THAT DATE.

We need special assistance from you in order to increase vote participation of your clients.

If you or your clients have questions or need assistance with voting procedures, please call D.F. King & Co., Inc. at 1-800-758-5880 (toll-free). Additional instructions on voting procedures are attached.

Thank you again for your cooperation and assistance.

Sincerely,

/s/ John W. Gibson

JOHN W. GIBSON
PRESIDENT AND CHIEF EXECUTIVE OFFICER
ONEOK PARTNERS GP, L.L.C.